                                                                    EXHIBIT 11.1

                              MASTECH CORPORATION
         CALCULATION OF PRO FORMA NET INCOME PER SHARE OF COMMON STOCK
         -------------------------------------------------------------
                 (Dollars in thousands, except per share data)
                 ---------------------------------------------



                                                 Year ended December 31,
                                                 -----------------------
                                             1994         1995         1996
                                          -----------  -----------  -----------
Weighted average common shares..........   18,200,000   18,200,000   18,339,000
Dilutive effect of stock issued within
 one year of the offering...............       54,600       54,600       54,600
Dilutive effect of common stock
 equivalents............................                                  3,200
Effect of shares sufficient to replace
 capital in excess of earnings withdrawn
 as dividends.............................         --           --      393,462

Total weighted average shares...........   18,254,600   18,254,600   18,790,262
                                          ===========  ===========  ===========
Pro forma net income....................  $     6,866  $    11,038  $     3,777
                                          ===========  ===========  ===========
Pro forma net income per share of         $      0.38  $      0.60        $0.20
 common stock...........................  ===========  ===========  ===========

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